Exhibit 23.1

               Consent of Independent Auditors

We consent to the incorporation by reference in 1) the Registration Statement (Form S-3 No. 333-15329) of Sterling House Corporation and in the related Prospectus pertaining to the registration of $35,000,000 of 6.75% Convertible Subordinated Debentures due 2006 and to shares of Common Stock issuable upon conversion of such debentures and 2) the Registration Statement (Form S-8 No. 333-03687) pertaining to the 1995 Stock Option Plan and Director's Stock Option Agreements of Sterling House Corporation of our report dated February 10, 1997, with respect to the consolidated financial statements of Sterling House Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                            ERNST & YOUNG LLP



Wichita, Kansas
March 26, 1997